Exhibit 3.1
AMENDMENT NO. 2 TO THE BYLAWS OF
OCEANAUT, INC.
     It is hereby certified that:
1. The Bylaws of Oceanaut, Inc., a Marshall Islands corporation (the “Corporation”) are hereby amended as follows:
     (a) by adding, “or the chairman of the meeting” to the second sentence of Section 2.4, such that Section 2.4, as amended, reads in its entirety as follows:
     2.4 Quorum. The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business, except as otherwise provided by the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands (the “BCA”) or by the Articles of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the shareholders, the chairman of the meeting or the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.
     (b) by adding the following language to the end of the second paragraph of Section 2.5:
     The chairman of any meeting of shareholders shall determine the order of business, the procedures to be followed and the conduct of the meeting, including such regulation of the manner of voting, the conduct of discussion and, if necessary, adjournment or cancellation of the meeting, as he or she deems to be appropriate.
such that Section 2.4, as amended, reads in its entirety as follows:
     2.5 Organization. The Chairman of the Board of Directors shall act as chairman of meetings of the shareholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any shareholders meeting in the absence of the Chairman of the Board of Directors and such designee. The chairman of any meeting of shareholders shall determine the order of business, the procedures to be followed and the conduct of the meeting, including such regulation of the manner of voting, the conduct of discussion and, if necessary, adjournment or cancellation of the meeting, as he or she deems to be appropriate.
     The Secretary of the Corporation shall act as secretary of all meetings of the shareholders, but in the absence of the Secretary the presiding officer may appoint any other person to act as secretary of any meeting.

     (c) by deleting the first sentence of Section 2.6 thereof and replacing it with the following sentence: “Unless otherwise required by law, the Articles of Incorporation or these Bylaws, any question (other than the election of directors) brought before any meeting of shareholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat, present in person or represented by proxy,”
such that Section 2.6, as amended, reads in its entirety as follows:
     2.6 Voting. Unless otherwise required by law, the Articles of Incorporation or these Bylaws, any question (other than the election of directors) brought before any meeting of shareholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat, present in person or represented by proxy. At all meetings of shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each shareholder represented at a meeting of shareholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such shareholder, unless otherwise provided by the Articles of Incorporation. Each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize any person or persons to act for him by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which exercised. No proxy shall be voted or acted upon after eleven (11) months from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of shareholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.
     (d) by deleting Section 2.8 thereof in its entirety and by substituting in lieu of said Section the following new Section 2.8:
     2.8 Adjournment. Any meeting of the shareholders, including one at which directors are to be elected, may be adjourned, whether or not a quorum is present, for such periods as the chairman of the meeting or the majority of shareholders present in person or by proxy and entitled to vote at such meeting shall direct.
2. The amendment of the Bylaws herein certified has been duly adopted in accordance with the provisions of the Articles of Incorporation and Bylaws of the Corporation.
Signed this 6th day of October, 2008

OCEANAUT, INC.
By:	/s/ Eleftherios A. Papatrifon
	Name:	Eleftherios A. Papatrifon
	Title:	Chief Financial Officer